Exhibit 10.4

MAXPOINT INTERACTIVE, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
You have been granted the following option to purchase shares of the common stock of Maxpoint Interactive, Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«Number_of_Option_Shares_Granted»

Exercise Price per Share:	«Price per share»

Date of Grant:	«Grant_Date»

Vesting Commencement Date:	«Vesting_Date»

Vesting Schedule:	«To be completed»

Expiration Date:
«Expiration Date». This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to, and made a part of, this document.
You further agree to accept by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

MAXPOINT INTERACTIVE, INC.
2015 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

Grant of Option
Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant, this Stock Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Notice of Stock Option Grant at the exercise price indicated in the Notice of Stock Option Grant.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Stock Option Grant or the Plan.

Vesting
This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Notice of Stock Option Grant.
In no event will this option vest or become exercisable for additional shares after your Service has terminated for any reason.

Term
This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (This option will expire earlier if your Service terminates, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)

Termination of Service
If your Service terminates for any reason, this option will expire immediately to the extent the option is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines when your Service terminates for all purposes of this option. You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

Regular Termination
If your Service terminates for any reason except death or total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.
Disability
If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.
For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a brokerage firm to administer the Plan, you must notify such brokerage firm in the manner such brokerage firm requires. Your notice must specify how many shares you wish to purchase. The notice will be effective when the Company receives it.
However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.
If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
You may only exercise your option for whole shares.

Form of Payment
When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:
•    By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer.
•    By delivering to the Company certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.
•    By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Tax Matters
The liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by your employer (either the Company, a Subsidiary or such other employer, as applicable, the “Employer”). You will not be allowed to exercise this option unless you make prior arrangements acceptable to the Company and the Employer to pay any withholding taxes that may be due as a result of the option exercise. These arrangements include payment in cash or cash equivalents. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker (on your behalf pursuant to this authorization without further consent), (b) withholding shares of Company stock that otherwise would be issued to you when you exercise this option with a fair market value no greater than the minimum amount required to be withheld by law, (c) surrendering shares that you previously acquired with a fair market value no greater than the minimum amount required to be withheld by law, or (d) withholding cash from your other compensation (pursuant to this authorization without further consent). The fair market value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.
You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your option, including, but not limited to, the grant, vesting or exercise of your option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Joint Election for Transfer of Liability for Employer National Insurance Contributions.  As a condition of participation in the Plan and the exercise of your option, you agree to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Company (or any Subsidiary) in connection with your option and any event giving rise to such tax obligation (“Employer NICs”).  Without prejudice to the foregoing, you agree to execute a joint election with the Company or the Employer, once the form of such joint election (the “Joint Election”) has been approved formally by HMRC, and any other required consent or election prior to exercise of the option.  You further agree to execute such other joint elections as may be required between you and any successor to the Company or any Subsidiary, including the Employer.  You further agree that the Company and any Subsidiary, including the Employer, may collect the Employer NICs from you by any of the means set forth above.

If you do not enter into a Joint Election prior to the exercise of your option, you will not be entitled to exercise the option unless and until you enter into a Joint Election, and no shares will be issued to you under the Plan, without any liability to the Company or any Subsidiary, including the Employer.

Tax Consequences
You agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company or its Board, officers or employees related to tax liabilities arising from this option or your other compensation. In particular, if you are subject to U.S. taxation you acknowledge that this option is exempt from Section 409A of the Code only if the Exercise Price is at least equal to the Fair Market Value per Common Share on the Date of Grant.

Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary of the estate were you.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights
Your option or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Recoupment Policy	This option, and the shares acquired upon exercise of this option, shall be subject to any Company recoupment policy in effect from time to time.
Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
Extraordinary Compensation
The value of this option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

Personal Data Authorization
You consent to the collection, use and transfer of personal data as described in this Subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company and details of all options or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Subsection by contacting the Company in writing.

Electronic Delivery

Plan Discretionary
You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of shares offered, the Exercise Price and the vesting schedule, will be at the sole discretion of the Company.

Authorization to Disclose
You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems reasonably necessary or appropriate to facilitate the administration of the Plan.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
This Plan, this Agreement and the Notice of Stock Option Grant constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.